UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023

RAINMAKER WORLDWIDE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56311	82-4346844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

271 Brock Street, Peterborough, Ontario Canada	K9H 2P8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 334-3820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On December 19th, 2023, Rainmaker Worldwide Inc. Ontario, (the “Company”) and Rainmaker Worldwide Inc. (Nevada) (“RAKR”) entered into an extension to the binding Share Purchase Agreement (“SPA”) and Shareholder’s Agreement (“SHA”) to acquire 100% of the share capital of Miranda Environmental and Water Treatment Technologies, Energy, Natural Resources, Engineering, Consulting, Construction and Commerce Inc. (“Miranda”). The SPA finalizes the strategy to integrate the two firms at both strategic and operating levels. The extension allows the parties to coordinate logistics to travel to Turkey for the January 22, 2024 final closing. Turkey requires in person signatures for the execution of a share transfer.

The terms of the agreement are as follows: The Company will acquire Miranda for the aggregate consideration of $5 million structured through three Closings. The Initial Closing, a payment of $1 million and $2 million through the issuance of 40,000,000 RAKR shares with a deemed value of $0.05 per share. As part of the Amendment, RAKR is now releasing the shares prior to the first closing. The Second Closing, representing a payment of $1 million, shall be paid by the 18th month following the Initial Closing. The Third and Final Closing, representing a $1 million payment shall be made by the 24th month following the Initial Closing. Both the Second and Third deferred payments will accrue interest at an annual rate of 12% and the Company, at its sole discretion, can prepay these amounts either partially or in full prior to the respective closing dates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RAINMAKER WORLDWIDE INC.

Dated: December 19, 2023	By:	/s/ Michael O’Connor
	Name:	Michael O’Connor
	Title:	President, Chief Executive Officer and Interim Chief Financial Officer